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                                                                     Exhibit 3.4


                     CERTIFICATE OF DESIGNATIONS OF RIGHTS,
                          PREFERENCES AND PRIVILEGES OF
                            SERIES B PREFERRED STOCK
                            OF EVERGREEN SOLAR, INC.


The undersigned, Michael El-Hillow, does hereby certify:

1. That he is the duly elected and acting Chief Financial Officer and Secretary of Evergreen Solar, Inc., a Delaware corporation (the "Corporation").

2. That the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation") authorizes the issuance of 27,227,668 shares of Preferred Stock of a par value of $0.01 each and expressly vests in the Board of Directors of the Corporation (the "Board") the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3. That pursuant to the authority conferred upon the Board by the Certificate of Incorporation, on April 16, 2007 the Board adopted the following resolutions creating a series of One Thousand (1,000) shares of Preferred Stock designated as Series B Preferred Stock:

         "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issue of Series B Preferred Stock of the Corporation, and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such series of such stock as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided herein):


         Section 1. Designation and Amount. The shares of such series shall be designated as "Series B Preferred Stock" (the "Series B Preferred Stock"). The Series B Preferred Stock shall have a par value of $0.01 per share, and the number of shares constituting such series shall be One Thousand (1,000).

         Section 2. Dividends and Distributions. The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, at the same time as the holders of the Common Stock, and in an amount equal to the amount the holder of Series B Preferred Stock would have received had the Series B Preferred Stock converted into Common Stock immediately prior to the payment of such dividend.

         Section 3. Voting Rights. The holders of Series B Preferred Stock shall not be entitled to vote on any matters except as expressly provided in Section 242(b)(2) of the Delaware General Corporation Law. In such event, the holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock would then be converted if converted


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pursuant to Section 6. In all cases any fractional share, determined on an aggregate as-converted basis, shall be rounded to the nearest whole share (with one-half being rounded upward). If the holders of Series B Preferred Stock are entitled to vote, such holders shall be entitled, notwithstanding any provision hereof, to notice in accordance with the bylaws of this Corporation of any stockholders' meeting that is called to consider a matter as to which the holders of Series B Preferred Stock would be entitled to vote.

         Section 4. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and, in the Certificate of Incorporation, as then amended.

         Section 5. Liquidation, Dissolution or Winding Up.


                  (a) Upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed pro rata to holders of the Common Stock and holders of Series B Preferred Stock (on an as-converted to Common Stock basis assuming the Series B Preferred Stock had been converted to Common Stock immediately prior such liquidation, dissolution or winding up of the Corporation).

                  (b) An acquisition of this Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) pursuant to which the Corporation's stockholders immediately prior to such transaction or series of related transactions own immediately following such transaction or series of related transactions, less than 50% of the outstanding voting power of the resulting entity or (ii) the sale of all or substantially all of the assets of the Corporation, shall each be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 5.

         Section 6. Conversion. The shares of Series B Preferred Stock shall convert to Common Stock as follows:

                  (a) Automatic Conversion.

                               (i) Each share of Series B Preferred Stock shall be converted automatically, without any action by the holder thereof, upon a Conversion Event, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) $100 (the "Original Series B Issue Price") by (y) the Conversion Price applicable to such shares then in effect. The initial "Conversion Price" per share for shares of Series B Preferred Stock shall be $0.01 per share; provided, however, that the Conversion Price for shares of Series B Preferred Stock shall be subject to adjustment as set forth in subsection 6(c) below.

                               (ii) A "Conversion Event" shall be deemed to have occurred upon the earlier of (x) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") to permit the conversion of the Series B Preferred Stock into Common Stock as contemplated by
         Section 8(e) of that certain Stock



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         Purchase Agreement, dated April 17, 2007, by and between the
         Corporation and the Purchaser thereunder, and (y) the transfer of any such shares of Series B Preferred Stock to a person or entity (a "Person") that would not be required to file any notifications or other materials under the HSR Act in connection with such Person's acquisition of the Corporation's Common Stock; provided that such time as the Series B Preferred Stock is sold or otherwise transferred, the transferee will not, after giving effect to the conversion of the Series B Preferred Stock, hold 20% or more of the Company's then outstanding Common Stock or voting power.

                  (b) Mechanics of Conversion. On the date of a Conversion Event, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares, whether or not certificates representing such shares are surrendered to the Corporation or its transfer agent, and the holders of Series B Preferred Stock shall be deemed holders of Common Stock (at the then effective conversion rate). The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Conversion Event unless either the certificates evidencing such shares of Series B Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Conversion Event, each holder of record of shares of Series B Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series B Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series B Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

                  (c) Conversion Price Adjustments of Series B Preferred Stock. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

                               (i) In the event this Corporation should at any time or from time to time after April 17, 2007 fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then as of such record date (or the date of such dividend distribution split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of each such series shall be increased in proportion to such increase of outstanding shares.

                               (ii) If the number of shares of Common Stock outstanding at any time after April 17, 2007 is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on



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         conversion of each share of each such series shall be decreased in proportion to such decrease in outstanding shares.

                  (d) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 6(c)(i), then, in each such case for the purpose of this subsection 6(d), the holders of Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

                  (e) Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of their Series B Preferred Stock, the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  (f) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

                  (g) Fractional Shares and Certificate as to Adjustments.

                               (i) No fractional shares shall be issued upon conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon such conversion shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 6, this Corporation, at its



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         expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Price for Series B Preferred Stock at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

                  (h) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (i) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of Series B Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  (j) Notices. Any notice required by the provisions of this
         Section 6 to be given to the holders of shares of any series of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

         Section 7. No Redemption. The shares of Series B Preferred Stock shall not be redeemable.

         Section 8. Ranking. The Series B Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise and pari passu to the Common Stock as to the payment of dividends and the distribution of assets.

         Section 9. Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of the outstanding shares of Series B Preferred Stock, voting separately as a class.



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         Section 10. Fractional Shares. The Series B Preferred Stock may be
issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

                  RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of the Corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designations of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution."

         The undersigned further declares under penalty of perjury that the matters set forth in the foregoing Certificate of Designations of Rights, Preferences and Privileges are true and correct to my knowledge.


Executed at Marlboro, Massachusetts, on April 17, 2007.



                                        /s/ Michael El-Hillow
                                    --------------------------------------------
                                    Name:  Michael El-Hillow
                                    Title: Chief Financial Officer and Secretary





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